Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule
14A
(Form Type)
Aptiv PLC
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$16,417,240,431.90	0.00015310	$2,513,479.51 (1)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$16,417,240,431.90
Total Fees Due for Filing			$2,513,479.51
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$2,513,479.51

(1)
Estimated solely for the purpose of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated by multiplying (x) 235,035,654, the number of outstanding ordinary shares of Aptiv PLC as of the close of business on October 11, 2024 by (y) $69.85, representing the average of the high and low prices reported on the New York Stock Exchange for an ordinary share of Aptiv PLC on October 8, 2024.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00015310.